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As filed with the Securities and Exchange Commission on July 29, 2005

Registration No. 333-117628

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No 1
to
FORM S-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UNIFY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2710559 (I.R.S. Employer Identification No.)

2101 Arena Blvd., Suite 100
Sacramento, California 95834
(916) 928-6400
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

TODD E. WILLE
President and Chief Executive Officer
UNIFY CORPORATION
2101 Arena Blvd., Suite 100
Sacramento, California 95834
(916) 928-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
KEVIN COYLE, ESQ.
DLA Piper Rudnick Gray Cary US LLP
400 Capitol Mall, Suite 2400,
Sacramento, CA 95814-4428
(916) 930-3240

        Approximate date of commencement of proposed sale to the public: From time to time as described in the Prospectus after the effective date of this Registration Statement.

        If any of the securities being registered on this Form to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box.    ☐

        If the registrant elects to deliver its latest annual report to security holders, or a complete and legal facsimile thereof, pursuant to Item 11(a) of this Form, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(5)

Common Stock, $0.001 par value	5,633,900	$0.73	$4,112,747	$521.09

Common Stock, $0.001 par value (2)	2,253,560(3)	$0.73	$1,645,099	$208.43

Total	7,887,460	—	$5,757,846	$729.52

(1)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, and based on the average of the bid and asked prices reported on the Over-the-Counter Electronic Bulletin Board on July 12, 2004.

(2)
Consists of shares of common stock issuable upon exercise of outstanding warrants to purchase the registrant's common stock as described in the Prospectus.

(3)
The number of shares issuable upon exercise of the warrants are subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events as specified in the terms of the warrants. Therefore, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional securities to be offered or issued in connection with exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar events.

(4)
Pursuant to rule 457(g) under the Securities Act of 1933, no separate registration fee is required for the warrants.

(5)
Previously paid.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July 29, 2005

UNIFY CORPORATION

7,906,615 Shares of Common Stock

        The selling stockholders of Unify Corporation listed on page 9 or their transferees may dispose of the following shares of our common stock under this prospectus, for each of their own accounts:

  •
  Up to 5,633,900 shares of our common stock which we issued in a private placement on April 26, 2004;

  •
  Up to 2,272,715 shares of our common stock which we will issue upon exercise of warrants we issued in a private placement on April 26, 2004.

        The number of shares covered by this prospectus includes shares of common stock that currently are issued and outstanding, as well as shares of common stock that are issuable upon the exercise of certain warrants. The prices at which the selling stockholders or their transferees may dispose of their Unify shares or interests therein may be at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices or at negotiated prices. Information regarding the selling stockholders and the times and manner in which they may dispose of the shares or interests therein under this prospectus is provided under "Selling Stockholders" and "Plan of Distribution" in this prospectus. We will not receive any proceeds from such dispositions, but we will receive the exercise price of the warrants if the warrants are exercised. This prospectus also relates to the issuance by us of up to an aggregate of 2,272,715 shares of our common stock upon the exercise of the warrants.

        Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board (the "OTCBB") under the symbol "UNFY." On July 15, 2005, the last reported sale price of common stock on the OTCBB was $0.40 per share. The 7,906,615 shares of common stock not previously registered for resale which are covered by this prospectus represent approximately 25.6% of our total outstanding equity securities (assuming exercise of the warrants held by the selling stockholders). Registering such a large percentage of our total outstanding securities may have an adverse effect on the market price for our common stock.

        This prospectus is accompanied by a copy of our annual report on Form 10-K for the fiscal year ended April 30, 2005.

        Investing in the common stock covered by this prospectus is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. Please see the "Risk Factors" section of this prospectus beginning on page 2 which describes the specific risks associated with an investment in our company as well as with these particular securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passes upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                        , 2005

        You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

        Unless the context otherwise requires, the terms "we," "our," "Unify" and "the Company" refer to Unify Corporation, a Delaware corporation, and its subsidiaries.

SUMMARY

Our Company

        Unify provides business process automation software solutions, including applications for specialty markets within the insurance and transportation industries. Our solutions deliver a broad set of capabilities for automating business processes, integrating existing information systems and delivering collaborative information. Through our industry expertise and technologies, we help organizations reduce risk, drive business optimization, apply governance principles, and increase customer and member services.

        Our products include vertical application software for the alternative risk insurance market and transportation labor standards, and infrastructure and database software that helps our customers build business process automation solutions and information-rich and database-driven applications. Our products enable organizations to rapidly, efficiently and seamlessly deliver the right information to the right people at the right time. By consolidating, automating and managing data, our customers see increases in efficiencies and services, as well as reductions in costs.

        In February 2005, we acquired privately-held Acuitrek Inc., a provider of policy administration and underwriting solutions for the alternative risk management market. The acquisition was the result of our strategy to penetrate specialty, underserved markets with our solutions. As a result, Unify now offers solutions in the alternative risk market, in particular public entity risk pools made up of cities, counties, special districts, third party administrators and insurance carriers that administer self-insurance funds for public entities.

        Our customers also include corporate information technology departments ("IT"), software value added resellers ("VARs"), solutions integrators ("SIs") and independent software vendors ("ISVs") from a variety of industries, including insurance, financial services, healthcare, government, manufacturing and many other industries. We are headquartered in Sacramento, California with a subsidiary office in Paris, France and sales offices in the United Kingdom ("UK") and Australia. We market and sell products directly in the United States, UK, France and Australia, and indirectly through worldwide distributors in Japan, Russia, South Africa, Italy, Brazil and Latin America with customers in more than 45 countries.

        Our mission is to deliver infrastructure and application software solutions that give customers transactional efficiency, a rich user experience and quality information cost effectively and with a high degree of customer satisfaction. Our strategy is to leverage our award-winning technology with our newly acquired vertical applications to deliver a broad set of solutions to the market that streamline and automate processes and workflow; present rich user experiences; and deliver consolidated information from multiple sources. We believe that by integrating our technology and applications, we have created a unique and compelling offering in our marketplace. By combining best-of-breed capabilities, we offer customers a better way to manage, integrate, view and report data to help them drive their business objectives.

        Over the past five years we have expanded our product offering from the ACCELL, DataServer and Vision suite of products to the Unify NXJ, NavRisk and ViaMode products. We are organized into two business units comprised of the Insurance Risk Management division and the Unify Business Solutions division.

        Unify was incorporated in Delaware on April 10, 1996. Our principal executive office is located at 2101 Arena Blvd. Suite 100, Sacramento, California 95834 and have sales and support offices in the UK and France. Our telephone number is (916) 928-6400 and our website address is http://www.unify.com. Information contained in our website is not a part of this prospectus.

The Offering

        On April 26, 2004, we raised approximately $4.0 million in gross proceeds through a private placement of common stock. A total of 5,633,900 shares of our common stock were sold to a group of institutional investors at a price of $0.71 per share. The investors were also issued 5-year warrants to purchase an aggregate of 2,253,560 shares of our common stock exercisable at $0.90 per share. On February 2, 2005, the number of shares purchasable on exercise of the warrants was adjusted to 2,272,715 and the exercise price was adjusted to $0.89 per share after application of the anti-dilution provisions of the warrants in connection with the issuance of shares in an acquisition.

        This prospectus covers the disposition by the selling stockholders or their transferees of up to 7,906,615 shares of our common stock. Of these shares, 5,633,900 shares consist of shares of our common stock they acquired in the private placement and 2,272,715 shares consist of shares of our common stock they may acquire upon the exercise of the warrants they hold.

RISK FACTORS

        In addition to the other information in this prospectus or included with this prospectus, you should consider carefully the following factors in evaluating Unify and our business before purchasing the common stock offered by this prospectus:

We are dependent on acceptance of our applications and business process automation products as well as the growth of the market.

        We expect our applications business to account for an increasing percentage of future revenues and accordingly, we are devoting a substantial portion of our resources in the building of the sales model and marketing programs to gain market acceptance for it. As a result, factors adversely affecting the pricing of or demand for our NavRisk or ViaMode applications or for the Unify NXJ business process automation platform, such as, but not limited to, competition and technological change, would have an adverse effect on our business, operating results and financial condition. There can be no assurance that we will successfully market and sell these new products or enhanced versions of our existing products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview;" "Business—Products" and "—Product Development."

        If our customers are not able to successfully implement NavRisk, ViaMode or Unify NXJ applications, the viability of our products could be questioned and our reputation could be damaged, which could have adverse effects on our business, operating results and financial condition. In addition, we expect that a significant percentage of future revenues will continue to be derived from sales to existing customers. If these existing customers purchase competitive products, or have difficulty deploying applications built with Unify's products, our relationships with these customers, revenues from sales of our products and other products and the Company's business, operating results and financial condition could be adversely affected. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        There can be no assurance that the market for our products will continue to grow. If these markets fail to grow, or grow more slowly than we currently anticipate, our business, operating results, and financial condition could be adversely affected.

We are subject to intense competition.

        We have experienced and expect to continue to experience intense competition from current and future competitors including CSC, Valley Oak, BEA, IBM, Microsoft, FileNet Corporation, Pegasystems and Oracle.

        Often, these competitors have significantly greater financial, technical, marketing and other resources than Unify, in addition to having greater name recognition and more extensive customer bases. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can.

        We expect to face additional competition as other established and emerging companies enter the policy administration and underwriting applications market and the business process market, and as new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any one of which could adversely affect our business, operating results and financial condition.

        In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could adversely affect our ability to sell additional licenses and maintenance and support renewals on terms favorable to us. Further, competitive pressures could require us to reduce the price of our products and related services, which could adversely affect our business, operating results, and financial condition. There can be no assurance that we will be able to compete successfully against current and future competition, and the failure to do so would have an adverse effect upon our business, operating results and financial condition. See "Business—Competition."

The markets in which we compete are subject to rapid technological change.

        The applications software market in which we compete is characterized by rapid technological change, frequent introductions of new and enhanced products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable.

        Our future success will depend in part upon our ability to address the increasingly sophisticated needs of customers by developing new product functionality and enhancements that keep pace with technological developments, emerging industry standards and customer requirements.

        There can be no assurance that NavRisk, ViaMode and Unify NXJ will continue to be perceived by our customers as technologically advantageous or that we will not experience difficulties that delay or prevent the sale of enhancements to existing products that meet with a significant degree of market acceptance. If the release dates of any future product enhancements, or new products are delayed or if when released they fail to achieve market acceptance, our business, operating results, and financial condition would be adversely affected. See "Business—Product Development."

We are dependent on indirect sales channels.

        A significant portion of our revenues are derived from indirect sales channels, including ISVs, VARs and distributors. ISVs, VARs and distributors accounted for approximately 51%, 62% and 54% of our software license revenues for fiscal 2005, 2004 and 2003, respectively. Our success therefore depends in part upon the performance of our indirect sales channels, over which we have limited influence. Our ability to achieve significant revenue growth in the future depends in part on maintaining and expanding our indirect sales channels worldwide. The loss of any major partners, either to competitive products offered by other companies or to products developed internally by those partners, or the failure to attract effective new partners could have an adverse effect on our business, operating results, and financial condition. See "Business—Sales, Marketing and Distribution."

There are numerous risks associated with our international operations and sales.

        Revenues derived from our international customers accounted for 65%, 68% and 54% of our total revenues, with the remainder from North America, in fiscal 2005, 2004 and 2003, respectively. If the revenues generated by our international operations are not adequate to offset the expense of maintaining such operations, our overall business, operating results and financial condition will be adversely affected. There can be no assurance that we will continue to be able to successfully market, sell and deliver our products in these markets. Although we have had international operations for a number of years, there are certain unique business challenges and risks inherent in doing business outside of North America, and such challenges and risks can vary from region to region. These include unexpected changes in regulatory requirements; export restrictions, tariffs and other trade barriers; difficulties in staffing and managing foreign operations; longer payment cycles; problems in collecting accounts receivable; political instability; fluctuations in currency exchange rates; seasonal reductions in business activity during the summer months in Europe and other parts of the world; unfamiliar or unusual business practices; and potentially adverse tax consequences, any of which could adversely impact the success of our international operations. There can be no assurance that one or more of these factors will not have an adverse effect on our future international operations and, consequently, on our business, operating results and financial condition. In addition, the Company's subsidiaries and distributors in Europe and Japan operate in local currencies. If the value of the U.S. dollar increases relative to foreign currencies, our business, operating results and financial condition could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business—Sales, Marketing and Distribution."

Our stock price may be subject to volatility.

        Unify's common stock price has been and is likely to continue to be subject to significant volatility. A variety of factors could cause the price of the common stock to fluctuate, perhaps substantially, including: announcements of developments related to our business; fluctuations in the operating results and order levels of Unify or its competitors'; general conditions in the computer industry or the worldwide economy; announcements of technological innovations; new products or product enhancements from us or our competitors; changes in financial estimates by securities analysts; developments in patent, copyright or other intellectual property rights; and developments in our relationships with our customers, distributors and suppliers; legal proceedings brought against the Company or its officers; and significant changes in our senior management team. In addition, in recent years the stock market in general, and the market for shares of equity securities of many high technology companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of those companies. Such fluctuations may adversely affect the market price of our common stock.

        Unify's stock trades over the counter on the "bulletin board." Companies whose shares trade over-the-counter generally receive less analyst coverage and their shares are more thinly traded than stock that is traded on the Nasdaq National Market System or a major stock exchange. Our stock is therefore subject to greater price volatility than stock trading on national market systems or major exchanges.

Our quarterly operating results are subject to fluctuations and seasonal variability and quarterly results, including revenues, are therefore difficult to forecast.

        Unify's quarterly operating results have varied significantly in the past and we expect that they could vary significantly in the future. Such variations could result from the following factors: the size and timing of significant orders and their fulfillment; demand for our products; the quantity, timing and significance of our product enhancements and new product announcements or those of our competitors; our ability to attract and retain key employees; seasonality; changes in our pricing or our competitors'; realignments of our organizational structure; changes in the level of our operating expenses; incurrence of extraordinary operating expenses, changes in our sales incentive plans; budgeting cycles of our customers; customer order deferrals in anticipation of enhancements or new products offered by us or our competitors; product life cycles; product defects and other product quality problems; currency fluctuations; and general domestic and international economic and political conditions.

        Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast. Revenues are also difficult to forecast because software technology is rapidly evolving, and our sales cycle, from initial evaluation to purchase and the providing of maintenance services, can be lengthy and varies substantially from customer to customer. Because we normally deliver products within a short time of receiving an order, we typically do not have a backlog of orders. As a result, to achieve our quarterly revenue objectives, we are dependent upon obtaining orders in any given quarter for shipment in that quarter. Furthermore, because many customers place orders toward the end of a fiscal quarter, we generally recognize a substantial portion of our revenues at the end of a quarter. Our expense levels largely reflect our expectations for future revenue and are therefore relatively fixed in the short term; if revenue levels fall below expectations our operating results are likely to be disproportionately adversely affected.

        With the recent expansion into vertical application business with our NavRisk and ViaMode products, our ability to recognize revenue is contingent upon receiving customer acceptance at completion of the application implementation. Based on uncertainty regarding the timing of receiving this customer acceptance, we may experience fluctuations in the amount of revenue recognized quarterly, significantly affecting our financial performance quarter to quarter.

        We expect that our operating results will continue to be affected by the continually challenging IT economic environment as well as by seasonal trends. In particular, we anticipate relatively weak demand in the fiscal quarters ending July 31 and October 31 as a result of reduced business activity in Europe during the summer months.

Our products are subject to lengthy sales cycles.

        Our products are used to implement comprehensive solutions including policy administration and underwriting, transportation labor standards evaluations and process-centric, composite applications. As a result, the licensing and implementation of our applications and applications built using our products generally involve a five to ten week implementation time, a significant commitment of management attention and resources by prospective customers. Accordingly, our sales cycle is subject to delays associated with the long approval process that typically accompanies significant initiatives or capital expenditures. Our business, operating results, and financial condition could be adversely affected if customers reduce or delay orders. There can be no assurance that we will not continue to experience these and additional delays in the future. Such delays may contribute to significant fluctuations of quarterly operating results in the future and may adversely affect those results.

Our software products could contain defects and could be subject to potential release delays.

        Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although we have not experienced adverse effects resulting from any such defects or errors to date, there can be no assurance that, despite testing by us and current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance, or unexpected re-programming costs, which could have an adverse effect upon our business, operating results and financial condition. Additionally, if the release dates of any future Unify product line additions or enhancements are delayed or if when released they fail to achieve market acceptance, our business, operating results, financial condition and cash flows would be adversely affected. See "Business—Product Development."

Our license agreements may not protect us from product liability claims.

        The license agreements we have with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in these license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. The sale and support of current and future products may involve the risk of such claims, any of which are likely to be substantial in light of the use of these products in the development of core business applications. A successful product liability claim brought against the Company could have an adverse effect upon our business, operating results, and financial condition.

We rely upon technology from certain third-party suppliers.

        Unify is dependent on third-party suppliers for software which is embedded in some of its products. Although we believe that the functionality provided by software which is licensed from third parties is obtainable from multiple sources or could be developed by the Company, if any such third-party licenses were terminated or not renewed or if these third parties fail to develop new products in a timely manner, we could be required to develop an alternative approach to developing such products, which could require payment of additional fees to third parties, internal development costs and delays and might not be successful in providing the same level of functionality. Such delays, increased costs or reduced functionality could adversely affect our business, operating results and financial condition. See "Business—Intellectual Property."

We may be subject to violations of our intellectual property rights.

        Unify relies on a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. Despite our efforts to protect proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our technology exists, piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights will be adequate and, to the extent such rights are not adequate, other companies could independently develop similar products using similar technology.

        Although there are no pending lawsuits against us regarding infringement of any existing patents or other intellectual property rights, and we have received no notices that we are infringing or allegedly infringing the intellectual property rights of others, there can be no assurance that such infringement claims will not be asserted by third parties in the future. If any such claims are asserted, there can be no assurance that we will be able to defend such claim or if necessary obtain licenses on reasonable terms. Our involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how may have an adverse effect on our business, operating results, and financial condition. Adverse determinations in any litigation may subject us to significant liabilities to third parties, require that we seek licenses from third parties and prevent us from developing and selling our products. Any of these situations could have an adverse effect on our business, operating results, and financial condition. See "Business—Intellectual Property."

Our success is dependent upon the retention of key personnel and we may be unable to retain key employees.

        Our future performance depends on the continued service of key technical, sales and senior management personnel. With the exception of Unify's president and chief executive officer and the general manager of the Insurance Risk Management division who is the former president and chief executive officer of Acuitrek, there are no other Unify technical, sales, executive or senior management personnel bound by an employment agreement. The loss of the services of one or more of our officers or other key employees could seriously harm our business, operating results and financial condition. Future success also depends on our continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and we may fail to retain its key technical, sales and managerial employees, or attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

Rapid growth may significantly strain the resources of the Company.

        If we are able to achieve rapid and successful market acceptance of our current and future products, we may undergo a period of rapid growth. This expansion may significantly strain management, financial, customer support, operational and other resources. To accommodate this anticipated growth, we are continuing to implement a variety of new and upgraded operating and financial systems, procedures and controls, including the improvement of our internal management systems. There can be no assurance that such efforts can be accomplished successfully. Any failure to expand these areas in an efficient manner could have an adverse effect on our business, operating results, and financial condition. Moreover, there can be no assurance that our systems, procedures and controls will be adequate to support our future operations.

Our disclosure controls and procedures and our internal control over financial reporting may not be effective to detect all errors or to detect and deter wrongdoing, fraud or improper activities in all instances.

        While we believe we currently have adequate internal control over financial reporting, our management does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent all errors and fraud. In designing our control systems, management recognizes that any control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Further the design of a control system must reflect the necessity of considering the cost-benefit relationship of possible controls and procedures. Because of inherent limitations in any control system, no evaluation of controls can provide absolute assurance that all control issues and instances of wrongdoing, if any, that may affect our operations have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, that breakdowns can occur because of simple error or mistake and that controls may be circumvented by individual acts by some person, by collusion of two or more people or by management's override of the control. The design of any control system also is based in part upon certain assumptions about the likelihood of a potential future event, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of the inherent limitations in cost-effective control systems, misstatements due to error or wrongdoing may occur and not be detected. Over time, it is also possible that controls may become inadequate because of changes in conditions that could not be, or were not, anticipated at inception or review of the control systems. Any breakdown in our control systems, whether or not foreseeable by management, could cause investors to lose confidence in the accuracy of our financial reporting and may have an adverse impact on our business and on the market price for Unify's common stock.

FORWARD LOOKING INFORMATION

        This prospectus and certain documents incorporated by reference in this prospectus include forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward looking statements include, but are not limited to, statements about:

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  the current economic environment affecting us and the markets we serve;

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  sources or revenue and anticipated revenue, including the contribution from the growth of new products and markets;

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  our estimates regarding our liquidity and capital requirements;

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  marketing and commercialization of our products under development;

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  our ability to attract customers and the market acceptance of our products, especially in the face of competition;

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  results of any future litigation;

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  plans for future products and services and for enhancements of existing products and services; and

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  our intellectual property.

        When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions identify certain of such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from historical results or those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors" and others detailed from time to time in our periodic reports filed with the SEC. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        All net proceeds from the disposition of the common stock covered by this prospectus will go to the selling stockholders or their transferees. We will not receive any proceeds from any dispositions of common stock by any of the selling stockholders or their transferees. However, certain of the shares of common stock being sold will be issued only upon the exercise of warrants to purchase common stock covered by this prospectus. If all the warrants to purchase the common stock covered by this prospectus are exercised in full, we would receive gross proceeds of approximately $2,022,716, which we intend to use for working capital and general corporate purposes. There can be no assurance that the selling stockholders will choose to exercise any of the warrants.

DETERMINATION OF OFFERING PRICE

        The selling stockholders may dispose of the shares of common stock they currently own and shares of common stock they may acquire through the exercise of warrants on the OTC Bulletin Board or otherwise at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices or at negotiated prices. The warrants with respect to 2,272,715 shares of our common stock are exercisable at $0.89 per share. See "Plan of Distribution."

SELLING STOCKHOLDERS

        The table below presents certain information about persons for whom we are registering the shares of our common stock pursuant to the registration statement of which this prospectus is a part. The table lists, in each case as of the date of this prospectus:

1.
the name of each selling stockholder;

2.
the number of shares each selling stockholder beneficially owns;

3.
how many shares of common stock the selling stockholder may dispose of under this prospectus; and

4.
assuming each selling stockholder sells all the shares listed next to its name, how many shares of common stock each selling stockholder will beneficially own after completion of the offering.

        Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling stockholders and information filed with the SEC. Except as otherwise indicated, we believe that the persons or entities named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable. The percent of beneficial ownership for each stockholder is based on 28,667,618 shares of our common stock outstanding as of July 15, 2005.

        We may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold.

	Beneficial Ownership Prior to the Offering
						Beneficial Ownership After the Offering
		Common Stock Issuable Upon Exercise of Warrants
Selling Stockholder	Common Shares		Total Beneficially Owned		Shares to be Sold in the Offering
				Percent		Share	Percent
Special Situations Fund III, L.P.(1)	2,604,550	937,462	3,542,012	12.0%	3,261,362	280,650	1.0%
Special Situations Cayman Fund, L.P.(1)	877,650	312,514	1,190,164	4.1%	1,087,214	102,950	*
Special Situations Private Equity Fund, L.P.(1)	1,383,000	511,390	1,895,190	6.5%	1,779,090	116,100	*
Special Situations Technology Fund, L.P.(1)	231,350	85,238	316,588	1.1%	296,538	20,050	*
Special Situations Technology Fund II, L.P.(1)	1,158,900	426,111	1,585,011	5.4%	1,482,411	102,600	*

*
Less than 1.0%

(1)
MGP Advisors Limited ("MGP") is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. ("SSTA") is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, SSTA, AWM and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

2004 SSF Financing

        On April 23, 2004, we entered into a purchase agreement (the "SSF Purchase Agreement") with Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P., referred to collectively as the "SSF Entities." The transaction contemplated by the SSF Purchase Agreement is referred to as the "2004 SSF Financing." Under the SSF Purchase Agreement, the Company issued and sold an aggregate of 5,633,900 shares of common stock at a per share purchase price of $0.71 per share and warrants to purchase an aggregate of 2,253,560 shares of our common stock exercisable at $0.90 per share. On February 2, 2005, the number of shares purchasable on exercise of the warrants was adjusted to 2,272,715 and the exercise price was adjusted to $0.89 per share after application of the anti-dilution provisions of the warrants in connection with the issuance of shares in an acquisition. The Company has also entered into a registration rights agreement dated April 26, 2004, under which the Company has agreed to register for resale by the SSF Entities the shares of common stock issued and issuable upon exercise of the warrants issued in the 2004 SSF Financing, with such number of shares subject to adjustments as described in "Description of Securities—Warrants."

PLAN OF DISTRIBUTION

        The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices or at negotiated prices.

        The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales made after the effective date of the registration statement of which this prospectus is a part;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

        The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus; provided however that we will not be required to indemnify any selling stockholder to the extent that any loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged untrue omission so made in conformity with information furnished to us in writing specifically for use in this prospectus and in the registration statement. Likewise, the selling stockholders have agreed to, severally but not jointly, indemnify and hold harmless, to the extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company against any losses, claims, damages, liabilities, and expenses resulting from any untrue statement of a material fact or any omission of a material fact made in this prospectus or any violation by such selling stockholders of any rule or regulation promulgated under the Securities Act applicable to such selling stockholders and relating to action or inaction required of such selling stockholders in connection with the distribution of securities offered in this prospectus. No selling stockholder, however, will be liable to the Company for amounts in excess of the net proceeds received from the sale of such selling stockholders' shares pursuant to this prospectus.

        We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Notice to California Investors Only

        In the State of California, sales will be limited to those California investors who (either individually or jointly with their spouse) have either: (i) a minimum net worth of not less than $250,000 (exclusive of their home, home furnishings, and automobile) and a gross annual income during 2003 and estimated during 2004 of $100,000 or more from all sources; or (ii) a minimum net worth of $500,000 (exclusive of their home, home furnishings, and automobile). Assets included in the computation of net worth may be valued at fair market value. Moreover, each California investor purchasing shares of common stock offered hereby will be required to execute a representation that it comes within one of the above referenced categories in order or us to determine that all California investors meet the required suitability standards.

DESCRIPTION OF SECURITIES

Common Stock

        We are authorized to issue up to 40,000,000 shares of common stock with a par value of $0.001. As of July 15, 2005, there were 28,667,618 shares of common stock issued and outstanding. Each holder of issued and outstanding shares of our common stock will be entitled to one vote per share on all matters submitted to a vote of our stockholders. Holders of shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of common stock will have the ability to elect all of our directors.

        Subject to rights of any preferred stock then outstanding, holders of common stock are entitled to share ratably in dividends payable in cash, property or shares of our capital stock, when, as and if declared by our board of directors. We do not currently expect to pay any cash dividends on our common stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, any assets remaining after prior payment in full of all of our liabilities and after prior payment in full of the liquidation preference of any preferred stock would be paid ratably to holders of common stock.

        All outstanding shares of common stock are, and any shares of common stock to be issued upon exercise of options and warrants will be, fully paid and non-assessable.

Preferred Stock

        We are authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001. As of the date hereof, there were no shares of preferred stock issued and outstanding. The preferred stock may be issued as a class, without series or, if so determined from time to time by the Board of Directors in one or more series. Our board of directors is authorized to determine, fix, alter or revoke any and all of the rights, preferences, privileges and restrictions and other terms of the preferred stock and any series thereof, including voting powers liquidation preferences, dividend rights, conversion rights, rights and terms of redemption and other rights, privileges, preferences and restrictions as shall be set forth in the resolutions of the Board of Directors providing for the issuance of such preferred stock. Our board of directors may issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock and may have the effect of delaying, deferring or preventing a change in control of our company. The issuance of authorized preferred stock requires the approval of the Board of Directors and no stockholders approval is needed.

Warrants to Purchase Common Stock

        2,272,715 of the shares of common stock offered by the selling stockholders in this prospectus are offered pursuant to warrants issued in connection with the 2004 SSF Financing as described under "Selling Stockholders—2004 SSF Financing." The warrants have a term or exercise beginning on April 26, 2004 and expiring on April 26, 2009. The warrants are exercisable, in whole or in part, at any time commencing on April 26, 2004 and prior to their expiration by delivering the warrants together with a warrant exercise form and payment to the company for the aggregate warrant price for that number of warrant shares then being purchased. The number of shares issuable upon exercise and the per share exercise price of the warrants is subject to adjustment in the case of any stock dividend, stock split, reorganization, reclassification, consolidation, merger, sale, transfer or other disposition of all or substantially all of the assets of the company. The warrants are initially exercisable at $0.89 per share. Subject to certain exceptions, the price for which the warrants are exercisable is subject to adjustment if we issue shares of common stock for less than the exercise price of the warrants at the time such additional shares of our common stock are issued. The shares excluded from the price adjustment provision include:

  •
  capital stock, options or convertible securities issued to directors, officers, employees, or consultants of the company in connection with their service as directors of the company, their employment by the company or their retention as consultants by the company pursuant to an equity compensation program approved by the board of directors of the company or the compensation committee of the board of directors of the company;

  •
  shares of common stock issued upon the conversion or exercise of options or convertible securities issued prior to April 26, 2004;

  •
  securities issued to the selling stockholders pursuant to the 2004 SSF Financing and securities issued upon the exercise or conversion of those securities; and

  •
  shares of common stock issued or issuable by reason of a dividend, stock split or other distribution on shares of common stock (but only to the extent that such dividend, split or distribution results in an adjustment in the warrant price pursuant to the other provisions of the warrant).

        Under certain circumstances, where the closing bid price of a share of common stock equals or exceeds $1.80, appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the common stock, for 20 consecutive trading days commencing after the registration statement covering the warrant shares has been declared effective, the company, upon 20 days' prior written notice to the warrant holders within one business day immediately following the end of such 20 day trading period, may call the warrants for 25% of the shares of the common stock initially purchasable pursuant to the warrants at a redemption price equal to $0.01 per share of common stock then purchasable pursuant to the warrants. If the call conditions are met again during the 30 day period immediately after consummation of a previous call, the company may once again call the warrants for an additional increment of 25% of the shares of common stock initially purchasable pursuant to the warrants or such lesser amount as shall then remain purchasable and in the same manner and subject to the same notice requirements as the initial call, until all of the shares have been called.

Registration Rights

        In connection with the 2004 SSF Financing as discussed in the section titled "Selling Stockholders," Unify has entered into a registration agreement with the selling stockholders. Pursuant to such registration agreement, Unify has agreed to register the common stock and any shares of common stock issuable upon conversion of the warrants issued in the 2004 SSF Financing (as such number may be adjusted from time to time). Under the registration rights agreement, we have agreed to file, at our expense, a registration statement covering the common stock and warrant shares on or prior to July 31, 2004 (the "Filing Deadline"). If the registration statement covering the registrable securities is not filed on or prior to July 31, 2004, the Company will make pro rata payments to each selling stockholder, as liquidated damages and not as a penalty, in an amount equal to 1% of the aggregate amount invested by such selling stockholder for each 30-day period (or pro rata for any portion thereof) following the date by which such registration statement should have been filed for which no registration statement is filed with respect to the registrable securities.

        Pursuant to the registration agreement, Unify has agreed to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable. Unify further agreed to notify the selling stockholders as promptly as practicable, and in any event, within twenty-four (24) hours, after any registration statement is declared effective and to simultaneously provide the selling stockholders with copies of any related prospectus to be used in connection with the sale or other disposition of the securities covered in the registration statement.

        If (A)(x) a registration statement covering the registrable securities is not declared effective by the SEC within seventy-five (75) days after the earlier of the date on which such registration statement is filed with the SEC and the Filing Deadline (the "Effectiveness Deadline"), or (y) a registration statement covering any additional shares as provided in the registration agreement is not declared effective by the SEC within seventy-five (75) days following the time such registration statement was required to be filed by the registration agreement, or (B) after a registration statement has been declared effective by the SEC, sales cannot be made pursuant to such registration statement for any reason (including without limitation by reason of a stop order, or Unify's failure to update the registration statement), but excluding the inability of any selling stockholder to sell the registrable securities covered thereby due to market conditions and except as excused as described below, then Unify will make pro rata payments to each selling stockholder, as liquidated damages and not as a penalty, in an amount equal to 1.0% of the aggregate amount invested by such selling stockholder for each 30-day period or pro rata for any portion thereof following the date by which such registration statement should have been effective (the "Blackout Period"). Such payments shall be in partial compensation to the selling stockholders, and shall not constitute the selling stockholders' exclusive remedy for such events. Unify has agreed that the amounts payable as liquidated damages will be paid monthly within three (3) business days of the last day of each month following the commencement of the Blackout Period until the termination of the Blackout Period. Such payments shall be made to each selling stockholder in cash.

        For not more than twenty (20) consecutive days or for a total of not more than forty-five (45) days in any twelve (12) month period, Unify may delay the disclosure of material non-public information concerning Unify, by suspending the use of any prospectus included in any registration contemplated by the registration agreement containing such information, the disclosure of which at the time is not, in the good faith opinion of Unify, in the best interests of Unify (an "Allowed Delay"); provided, that Unify shall promptly (a) notify the selling stockholders in writing of the existence of (but in no event, without the prior written consent of a selling stockholder, shall Unify disclose to such selling stockholder any of the facts or circumstances regarding) material non-public information giving rise to an Allowed Delay, (b) advise the selling stockholders in writing to cease all sales under the registration statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

Transfer Agent and Registrar

        The transfer agent and registrar for your common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

        DLA Piper Rudnick Gray Cary US LLP has issued a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus.

EXPERTS

        The financial statements of Unify Corporation, included in our annual report on Form 10-K for the year ended April 30, 2005 and the 2005 schedule appearing therein, have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report thereon, which is incorporated by reference in this prospectus and registration statement. Such financial statements and schedule is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated 2004 and 2003 financial statements of Unify Corporation appearing in Unify Corporation's Annual Report (Form 10-K) for the year ended April 30, 2005 including the 2004 and 2003 schedules appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Acuitrek Inc. for the year ended December 31, 2004 incorporated by reference in this prospectus from Unify's Current Report on Form 8-K/A filed April 18, 2005, have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report thereon, which is incorporated by reference herein, and have been incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below which we have previously filed with the SEC:

  (1)
  our Annual Report on Form 10-K for the fiscal year ended April 30, 2005.

        In addition, we will deliver a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2005, without charge, to each person receiving a copy of this prospectus. If you need an additional copy of such document, you may request copies, at no cost, by writing or telephoning us at the following address:

UNIFY CORPORATION
2101 Arena Blvd., Suite 100
Sacramento, California 95834
Attention: Chief Financial Officer
Telephone: (916) 928-6400

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-2 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

  •
  read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's public reference rooms; or

  •
  obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

        When a reference is made in this prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement or to one of our previous SEC filings.

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities of the SEC in Washington, D.C., Chicago, Illinois or New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http:\\www.sec.gov.

        No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

UNIFY CORPORATION

7,906,615 Shares of Common Stock

PROSPECTUS

          , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees.

To be Paid by the Registrant
SEC registration fees	$730
State registration fees	$500
Accounting fees and expenses	$10,000
Legal fees and expenses	$15,000
Transfer Agent and registrar fee	$—
Miscellaneous expenses	$500

Total	$26,730

Item 15. Indemnification of Directors and Officers

        Our Certificate of Incorporation eliminates a director's personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper benefit.

        Our Certificate of Incorporation also provides that the Company shall indemnify to the full extent authorized by law any person, testator or intestate made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or any predecessor of the Company or serves or served any other enterprise as a director or officer at the request of the Company or any predecessor of the Company.

        Furthermore, the Certificate of Incorporation provides that neither any amendment nor repeal of the provisions providing for indemnification or elimination of personal liability under the Certificate of Incorporation nor the adoption of any provision inconsistent with the such provisions shall eliminate or reduce the effect of the right of indemnification or elimination of personal liability provided under the Certificate of Incorporation in respect of any matter occurring, or any cause of action, suit or claim accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

        Our Bylaws provide that the Company, to the maximum extent permitted by the General Corporation Law of the State of Delaware, including, without limitation, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (as that Section may be amended and supplemented from time to time), indemnify any director, officer or trustee which it shall have power to indemnify under Section 145 against any expenses, liabilities or other matters referred to in or covered by that Section. The Bylaws further provide that such indemnification (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) shall continue as to a person who has ceased to be a director, officer or trustee and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. Pursuant to the Bylaws the Company's obligation to provide indemnification under the Bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.

        Additionally, the Certificate of Incorporation and the Bylaws, respectively, also provide that the Company shall pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company as authorized in the Certificate of Incorporation or the relevant section of the General Corporation Law of the State of Delaware, respectively.

        See also the undertakings set out in response to Item 17 herein.

Item 16. Exhibits

3.1	Restated Certificate of Incorporation of the Company (1)
3.2	Bylaws of the Registrant (1)
4.1	Form of Stock Certificate (1)
4.2	Form of Warrant (6)
5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP (8)
10.2*	1991 Stock Option Plan, as amended (1)
10.3*	1996 Employee Stock Purchase Plan (1), (3)
10.4	Form of Indemnification Agreement (1)
10.6	Office Building Lease for Sacramento Facility, Dated December 17, 1999 (2)
10.8*	Employment Agreement by and between Todd Wille and the Registrant dated December 29, 2000 (4)
10.9*	2001 Stock Plan (3)
10.10
Silicon Valley Bank Loan and Security Agreement dated June 6, 2003 (5), as amended by Silicon Valley Bank Amendment to Loan Documents dated June 3, 2004 and June 5, 2005 and Amended Schedule to Loan and Security Agreement dated June 3, 2004 (6) and June 5, 2005 (7)
10.11	SSF Purchase Agreement dated April 23, 2004 (6)
10.12	SSF Registration Rights Agreement dated April 26, 2004 (6)
10.13	Fourth Amendment Effective January 1, 2002 to Office Building Lease Dated December 17, 1999 (6)
10.14	Fifth Amendment to Lease and Termination of Stock Pledge Agreement dated September 18, 2003 (6)
14	Code of Ethics for Senior Officers (6)
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.3	Consent of Counsel (incorporated by reference to Exhibit 5.1)
24.1	Power of Attorney (included in the signature page of the initial filing of this registration statement) (8)

(1)
Incorporated by reference to the exhibit filed with Registrant's Form S-1 Registration Statement (No. 333-3834) declared effective by the Securities and Exchange Commission on June 14, 1996.

(2)
Incorporated by reference to the exhibit filed with Registrant's Form 10-K on December 22, 2000.

(3)
Incorporated by reference to the exhibit filed with Registrant's Form 10-Q on March 14, 2002.

(4)
Incorporated by reference to the exhibit filed with Registrant's Form 10-K on July 30, 2001.

(5)
Incorporated by reference to the exhibit filed with Registrant's Form 10-K on July 17, 2003.

(6)
Incorporated by reference to the exhibit filed with Registrant's Form 10-K on July 21, 2004.

(7)
Incorporated by reference to the exhibit filed with Registrant's Form 10-K on July 28, 2005.

(8)
Previously filed.

*
Exhibit pertains to a management contract or compensatory plan or arrangement.

Item 17. Undertakings

        The undersigned Registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee "table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

6.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange

  Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

7.
The undersigned Registrant hereby undertakes that:

(i)
For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4)or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(ii)
For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sacramento, State of California, on July 26, 2005.

UNIFY CORPORATION
By:	/s/ TODD E. WILLE Todd E. Wille President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Todd E. Wille	President, Chief Executive Officer and Director (Principal Executive Officer)	July 26, 2005
/s/ STEVEN D. BONHAM Steven D. Bonham	Chief Financial Officer (Principal Financial and Accounting Officer)	July 26, 2005
* Tery R. Larrew	Director	July 26, 2005
* Robert J. Majteles	Director	July 26, 2005
* Steven D. Whiteman	Director	July 26, 2005
*By:	/s/ TODD E. WILLE Todd E. Wille Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description of Document
3.1	Restated Certificate of Incorporation of the Company (1)
3.2	Bylaws of the Registrant (1)
4.1	Form of Stock Certificate (1)
4.2	Form of Warrant (6)
5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP (8)
10.2*	1991 Stock Option Plan, as amended (1)
10.3*	1996 Employee Stock Purchase Plan (1), (3)
10.4	Form of Indemnification Agreement (1)
10.6	Office Building Lease for Sacramento Facility, Dated December 17, 1999 (2)
10.8*	Employment Agreement by and between Todd Wille and the Registrant dated December 29, 2000 (4)
10.9*	2001 Stock Plan (3)
10.10
Silicon Valley Bank Loan and Security Agreement dated June 6, 2003 (5), as amended by Silicon Valley Bank Amendment to Loan Documents dated June 3, 2004 and June 5, 2005 and Amended Schedule to Loan and Security Agreement dated June 3, 2004 (6) and June 5, 2005 (7)
10.11	SSF Purchase Agreement dated April 23, 2004 (6)
10.12	SSF Registration Rights Agreement dated April 26, 2004 (6)
10.13	Fourth Amendment Effective January 1, 2002 to Office Building Lease Dated December 17, 1999 (6)
10.14	Fifth Amendment to Lease and Termination of Stock Pledge Agreement dated September 18, 2003 (6)
14	Code of Ethics for Senior Officers (6)
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.3	Consent of Counsel (incorporated by reference to Exhibit 5.1)
24.1	Power of Attorney (included in the signature page of the initial filing of this registration statement) (8)

(1)
Incorporated by reference to the exhibit filed with Registrant's Form S-1 Registration Statement (No. 333-3834) declared effective by the Securities and Exchange Commission on June 14, 1996.

(2)
Incorporated by reference to the exhibit filed with Registrant's Form 10-K on December 22, 2000.

(3)
Incorporated by reference to the exhibit filed with Registrant's Form 10-Q on March 14, 2002.

(4)
Incorporated by reference to the exhibit filed with Registrant's Form 10-K on July 30, 2001.

(5)
Incorporated by reference to the exhibit filed with Registrant's Form 10-K on July 17, 2003.

(6)
Incorporated by reference to the exhibit filed with Registrant's Form 10-K on July 21, 2004.

(7)
Incorporated by reference to the exhibit filed with Registrant's Form 10-K on July 28, 2005.

(8)
Previously filed.

*
Exhibit pertains to a management contract or compensatory plan or arrangement.

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
FORWARD LOOKING INFORMATION
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
LEGAL MATTERS
EXPERTS
INFORMATION INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PART II
SIGNATURES
INDEX TO EXHIBITS